Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.1

News
Release

Date:	July 18, 2005

For Release:	Immediate

Contact:	Morgan Stewart (Media) (504) 576-4238 mstewa3@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary Second Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects second quarter as-reported and operational earnings to be approximately $1.32 per share compared to $1.14 per share in as-reported earnings, and $1.08 per share in operational earnings one year ago. Operational earnings in second quarter 2004 excluded earnings from Entergy-Koch, LP of $0.06 per share. The improvement in consolidated results for the quarter will include the impact of accretion from Entergy's share repurchase program. The impact of accretion from this program is expected to more than offset the absence of any earnings contribution from Entergy-Koch, LP due to the sale of the venture's trading and gas pipeline businesses in fourth quarter 2004.

Second quarter 2005 as-reported and operational earnings are expected to be higher compared to second quarter 2004 due primarily to an increase in earnings at Utility, Parent and Other. This increase resulted from higher revenues due to a combination of modest sales growth, after adjusting for the planned loss of a customer to cogeneration, and significantly higher unbilled revenues. The impact of higher revenues at Utility, Parent and Other was partially offset by higher operation and maintenance expense. Results for Utility, Parent and Other, will also include the impact of weather, which was essentially normal in the second quarter.

As-reported and operational results at Entergy Nuclear in second quarter 2005 are expected to be relatively unchanged from results one year ago due to the impact of both planned and unplanned outages in second quarter 2005. Increased operation and maintenance expense also impacted Entergy Nuclear's results, with higher contract pricing partially offsetting the effects of outages and higher expenses during the period. As-reported and operational results at Entergy's non-nuclear wholesale assets business are expected to reflect modest improvement quarter over quarter.

Entergy affirmed previously issued as-reported and operational earnings guidance for 2005 to be in the lower end of the range of $4.60 to $4.85 per share.

A teleconference will be held on August 1, 2005 at 10:00 a.m. CDT to discuss Entergy's second quarter 2005 earnings announcement, and may be accessed by dialing (719) 457-2661 no more than 15 minutes prior to the start of the call. The confirmation number is 836827. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $10 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and other proceedings at local and federal regulatory agencies, Entergy's ability to manage its operation and maintenance costs, particularly at its non-utility nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce tax payments, and the effects of litigation and weather.